Exhibit 99.1

Bentley Park
2 Holland Way
Exeter, NH 03833-2937	News Release
Tel: 603.658.6100
Fax: 603.658.6101/6102
www.bentleypharm.com

FOR IMMEDIATE RELEASE	Company Contact: Michael D. Price Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc. 603.658.6100 www.bentleypharm.com

Investor Relations Contacts: Linda Decker, V.P. – Investor Relations Jeff Myhre, V.P. – Editorial Porter, Le Vay & Rose, Inc. 212.564.4700 Tom Gibson – Media Relations 201.476.0322

BENTLEY PHARMACEUTICALS REPORTS $0.12 DILUTED EPS ON RECORD

REVENUES OF $24.8 MILLION IN THE SECOND QUARTER

EXETER, NH, August 3, 2005 – Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for the second quarter and six months ended June 30, 2005.

Total revenues grew 34% (29% in constant currency) to a record $24.8 million in the second quarter of 2005 compared to the same three month period of the prior year. Net product sales grew 35% (29% in constant currency) and licensing and collaboration revenues increased to approximately $1.3 million in the second quarter. Royalty revenues from sales of Testim by the Company’s licensee, Auxilium Pharmaceuticals, Inc., increased 94% for the three month period when compared to the second quarter of 2004.

In addition to the growth in Testim royalty revenues, the following contributed to the Company’s strong second quarter financial results:

•          45% increase in sales of simvastatin;

•          37% increase in sales of enalapril;

•          34% increase in net product sales to licensees under product registrations in Europe and to contract manufacturing customers;

•          26% increase in sales of omeprazole; and

•          Fluctuations in foreign currency that contributed approximately $998,000 to revenues and $154,000 to net income.

Operating expenses increased 27% in the second quarter to $9.4 million, primarily as a result of increases in general and administrative and research and development expenses.  The increase in general and administrative expenses is primarily attributable to increases in corporate governance costs, including increased fees for legal, accounting and other outside services and additional costs to maintain compliance with the Sarbanes-Oxley Act of 2002, as well as an increase in general business expenses required to support the Company’s growth. The increase in research and development costs is primarily attributable to the advancement of pre-clinical and clinical programs for the eventual distribution of certain generic pharmaceutical products in countries outside of Spain, including the U.S., and for the intranasal delivery of insulin.

Operating income for the second quarter of 2005 increased 54% to approximately $4.0 million and net income for the quarter increased 75% to $2.6 million, or $0.12 per diluted share. The prior year second quarter results included a one-time gain of $1.47 million in other income for the reversal of previously accrued pharmaceutical tax assessments and expenses totaling $797,000 related to a tax settlement.

James R. Murphy, Chairman and CEO of Bentley, stated, “We expect to continue to increase our drug portfolio and increase our sales in Spain and other strategic markets as products come off-patent in the future. We recently reported that we received approvals to market generic versions of risperidone in Spain and our generic version of omeprazole in the UK; we expect sales of these two products to contribute to our top-line growth and net income in the coming quarters. Our net product sales to licensees and others grew 34% in the second quarter of 2005. We have now executed 141 product registration license agreements, of which 62 are currently pending regulatory approvals and will be a source of future growth.”

Net product sales increased 37% (31% in constant currency) in the first six months of 2005 to $46.7 million when compared to the first half of 2004. Operating income exceeded $7.6 million in the first six months of 2005, an increase of 80% (69% in constant currency) over the same period of 2004.  Net income for the first half of 2005 increased 108% to $4.8 million, or $0.21 per diluted share.

Michael D. Price, vice president and chief financial officer, commented, “Second quarter revenue growth continued at a solid, double-digit growth rate, our gross profit increased by 34% and operating income is up more than 50%.  Additionally, our balance sheet remains healthy with a current ratio of 2.5 to 1. We generated strong cash flows from operations and ended the quarter with $36.5 million in cash. Year to date revenues are up 37% and net income for the six months has more than doubled to $4.8 million or $0.21 per diluted share. And we expect the second half of the year to be better than the first.”

Mr. Murphy continued, “We have made significant progress in the development of our intranasal insulin spray this year. We presented the results of a Phase II study at the American Diabetes Association meeting in June 2005. We are proceeding with a development strategy for Asia and have filed regulatory documents in India, where we expect to conduct additional clinical studies under the ICH Guideline for Good Clinical Practice. We have also signed a license and collaboration agreement with Dong Sung Pharmaceuticals in South Korea to assist us in the future development of our intranasal insulin program which will be designed based on the clinical study results obtained in India. Dong Sung will ultimately market our product in certain specific geographic areas. We are also in discussions with pharmaceutical and biotechnology companies to form additional strategic alliances to facilitate the development and commercialization of other products using our drug delivery technologies.”

Mr. Murphy concluded, “We remain committed to the acquisition and/or development of new or improved drug delivery technologies that complement our business.  This commitment was evidenced by our May 2, 2005 announcement of the discovery and synthesis of a thermodynamically stable, biodegradable Nanocaplet™ technology for the delivery of macromolecule therapeutics. This technology was discovered as a result of a four-year sponsored research collaboration with the University of New Hampshire. We are focusing efforts on the development of our Nanocaplet technology applications in drug delivery.  Our initial efforts are concentrated in encapsulation of peptides and characterization of the formulations in animals.  Publications have been submitted and accepted for presentation at the American Chemical Society meeting in August.”

Accomplishments for the second quarter of 2005:

•          Achieved record quarterly revenues of $24.8 million and net income of $2.6 million, or $0.12 per diluted share.

•          Presented results of a Phase II study of intranasal insulin at American Diabetes Association Meeting.

•          Entered into a licensing and collaboration agreement with Dong Sung Pharmaceuticals for the clinical development of intranasal insulin spray.

•          Received approval to market generic versions of risperidone in Spain.

•          Received approval to market generic version of omeprazole in the UK.

•          Announced discovery of Nanocaplet technology, which resulted from Bentley’s four-year sponsored research program with the University of New Hampshire.

•          Received notification that Bentley Pharmaceuticals was to be included in the new Russell Microcap Index, as of July 1, 2005.

•          Named one of America’s 100 Fastest-Growing Small Public Companies by FORTUNE Small Business

Significant components of Bentley’s revenues for second quarter and first six months of 2005 and 2004 are summarized below:

For the three months ended June 30, 2005:

(in thousands)

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$734	$4,134	$—	$—	$4,868	19%
Simvastatin	425	1,345	—	—	1,770	7%
Enalapril	1,226	447	—	—	1,673	7%
Paroxetine	353	812	—	—	1,165	5%
Pentoxifylline	—	707	—	—	707	3%
All other products	2,886	1,713	73	439	5,111	21%
Sales to licensees and others	—	—	3,563	4,576	8,139	33%
Licensing and collaborations	—	—	75	1,256	1,331	5%
Total Revenues	$5,624	$9,158	$3,711	$6,271	$24,764	100%
% of Q-2 2005 Revenues	23%	37%	15%	25%	100%

For the three months ended June 30, 2004:

(in thousands)

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$647	$3,204	$—	$—	$3,851	21%
Simvastatin	354	868	—	—	1,222	7%
Enalapril	893	327	—	—	1,220	6%
Paroxetine	228	765	—	—	993	5%
Pentoxifylline	—	587	—	—	587	3%
All other products	2,143	1,058	88	177	3,466	19%
Sales to licensees and others	—	—	2,304	3,764	6,068	33%
Licensing and collaborations	—	—	419	644	1,063	6%
Total Revenues	$4,265	$6,809	$2,811	$4,585	$18,470	100%
% of Q-2 2004 Revenues	23%	37%	15%	25%	100%

For the six months ended June 30, 2005:

(in thousands)

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$1,450	$8,254	$—	$—	$9,704	20%
Simvastatin	873	2,585	—	—	3,458	7%
Enalapril	2,151	912	—	—	3,063	6%
Paroxetine	718	1,647	—	—	2,365	5%
Codeisan	1,997	—	—	—	1,997	4%
All other products	4,886	5,059	185	1,015	11,145	23%
Sales to licensees and others	—	—	7,241	7,739	14,980	30%
Licensing and collaborations	—	—	170	2,126	2,296	5%
Total Revenues	$12,075	$18,457	$7,596	$10,880	$49,008	100%
% of YTD 2005 Revenues	25%	38%	15%	22%	100%

For the six months ended June 30, 2004:

(in thousands)

	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$1,180	$6,492	$—	$—	$7,672	21%
Simvastatin	593	1,641	—	—	2,234	6%
Enalapril	1,555	535	—	—	2,090	6%
Paroxetine	478	1,584	—	—	2,062	6%
Codeisan	1,511	—	—	—	1,511	4%
All other products	3,244	3,336	88	177	6,845	19%
Sales to licensees and others	—	—	4,837	6,762	11,599	33%
Licensing and collaborations	—	—	561	1,198	1,759	5%
Total Revenues	$8,561	$13,588	$5,486	$8,137	$35,772	100%
% of YTD 2004 Revenues	24%	38%	15%	23%	100%

Management will host a conference call to discuss the second quarter results and provide a business update at 10:00 a.m. Eastern Time on Thursday, August 4, 2005.  To participate on the live call, please dial (866) 203-3436 from the U.S. or, for international callers, please dial (617) 213-8849 (passcode #20943338), approximately 15 minutes prior to the scheduled start time.  A telephone replay will be available for 30 days by dialing (888) 286-8010 from the U.S. or (617) 801-6888 for international callers (passcode #24349454).  The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com.  Please go to Bentley’s web site approximately 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.  A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding prospects for increasing generic drug sales and development and launch of branded products, revenue growth, net income, results for the remainder of 2005, the prospects for Bentley’s intranasal insulin program, the potential development of other intranasal products and new technologies, the opportunity for additional strategic alliances for drug delivery technologies, and the prospects for growth of its European businesses. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with the timing and nature of regulatory approvals, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, Bentley’s relationships with its strategic partners, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, the effects of economic conditions, risks associated with international operations, and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)	June 30, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$36,544	$34,230
Marketable securities	469	528
Receivables, net	27,429	27,860
Inventories, net	11,669	10,258
Deferred taxes	552	479
Prepaid expenses and other	1,701	1,355
Total current assets	78,364	74,710

Non-current assets:
Fixed assets, net	29,125	30,849
Drug licenses and related costs, net	13,880	14,863
Restricted cash	1,000	1,000
Other	496	508
Total non-current assets	44,501	47,220
	$122,865	$121,930

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$17,237	$17,048
Accrued expenses	9,417	6,169
Short-term borrowings	2,514	2,754
Current portion of long-term debt	27	31
Deferred income	2,274	1,594
Total current liabilities	31,469	27,596

Non-current liabilities:
Deferred taxes	2,051	2,319
Long-term debt	309	349
Deferred income	2,470	1,944
Other	57	65
Total non-current liabilities	4,887	4,677

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,581 and 21,312 shares	431	426
Additional paid-in capital	139,612	140,418
Accumulated deficit	(56,131)	(60,909)
Accumulated other comprehensive income	2,597	9,722
Total stockholders’ equity	86,509	89,657
	$122,865	$121,930

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Income Statements

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2005	2004	2005	2004
Revenues:
Net product sales	$23,433	$17,407	$46,712	$34,013
Licensing and collaboration revenues	1,331	1,063	2,296	1,759
Total revenues	24,764	18,470	49,008	35,772

Cost of net product sales	11,367	8,465	22,819	16,720

Gross profit	13,397	10,005	26,189	19,052

Operating expenses:
Selling and marketing	4,223	3,851	8,615	7,721
General and administrative	3,018	2,287	6,036	4,451
Research and development	1,608	946	2,959	1,941
Depreciation and amortization	559	338	943	685
Total operating expenses	9,408	7,422	18,553	14,798

Income from operations	3,989	2,583	7,636	4,254

Other income (expenses):
Interest income	211	132	372	242
Interest expense	(62)	(58)	(110)	(111)
Other, net	24	1,274	24	1,274

Income before income taxes	4,162	3,931	7,922	5,659

Provision for income taxes	1,554	2,441	3,144	3,361

Net income	$2,608	$1,490	$4,778	$2,298

Net income per common share:
Basic	$0.12	$0.07	$0.22	$0.11
Diluted	$0.12	$0.07	$0.21	$0.10

Weighted average common shares outstanding:
Basic	21,395	20,644	21,356	20,620
Diluted	22,603	22,800	22,568	22,787

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